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                                                                     Exhibit 3.1

                     RESTATED CERTIFICATE OF INCORPORATION

                             OF PHARMACOPEIA, INC.

           Pharmacopeia, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     A. The name of the corporation is Pharmacopeia, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on March 26, 1993.

     B. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates the provisions of the Certificate of Incorporation of this corporation.

     C. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby amended and restated in its entirety to read as follows:

     ONE.  The name of this corporation is "Pharmacopeia, Inc."
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     TWO.  The address of the corporation's registered office in the State of
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Delaware is 1013 Centre Road, Wilmington, Delaware 19805-1297, New Castle
County. The name of its registered agent at such office is The Prentice-Hall Corporation System, Inc.

     THREE.      The nature of the business or purposes to be conducted or
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promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOUR.       This corporation is authorized to issue two classes of stock to
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be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock which the corporation is authorized to issue is Forty Million (40,000,000) shares, par value $.0001. The total number of shares of Preferred Stock which the corporation is authorized to issue is Two Million (2,000,000), par value $.0001 per share.

     The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOUR, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to
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establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

           (a) The number of shares constituting that series and the distinctive designation of that series;

           (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date;

           (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

           (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

           (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

           (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

           (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

           (h) Any other relative rights, preferences and limitations of that series.

     1.    Dividends. Dividends may be declared and paid upon the Common
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Stock in any fiscal year of the corporation only if dividends shall have been paid to or declared and set apart for payment to all shares of Preferred Stock. The holders of Preferred Stock and Common Stock shall be entitled, when, as and if declared by the Board of Directors, to dividends out of the corporation's assets legally available therefor; provided, however, that no such dividends may be declared or paid on any shares of Common Stock or Preferred Stock unless at the same time an equivalent dividend is declared and paid on all outstanding shares of Common Stock and Preferred Stock. The right to dividends on shares of the Common Stock or Preferred Stock shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior period.


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     2.    Voting Rights.
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           (a)   Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

           (b)   Election by Ballot. The election of directors need not be by
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     written ballot unless the Bylaws of the corporation shall so provide.

     Two.  The corporation is to have perpetual existence.
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     Three.  In furtherance and not in limitation of the powers conferred by
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statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

     Four.  The number of directors of the corporation shall be fixed from time
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to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

           The Board of Directors shall be and is divided into three classes:
Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of stockholders in 1996; each initial director in Class II shall hold office until the annual meeting of stockholders in 1997; and each initial director in Class III shall hold office until the annual meeting of stockholders in 1998. Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.

           In the event of any increase or decrease in the authorized number of directors, (1) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his earlier resignation, removal from office or death, and (2) the newly created or eliminated directorship resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible.

     Five. Meetings of stockholders may be held within or without the State of
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Delaware, as the Bylaws may provide. The books of the corporation may be kept
(subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

     Six.
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           (a)   The corporation shall indemnify each of the corporation's
     directors and officers in each and every situation where, under Section 145 of the General Corporation


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     Law of the State of Delaware, as amended from time to time ("Section 145"), the corporation is permitted or empowered to make such indemnification. The corporation may, in the sole discretion of the Board of Directors of the corporation, indemnify any other person who may be indemnified pursuant to
     Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

           (b) No person shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or
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     limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General
     Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is subsequently amended to further eliminate or limit the liability of a director, then a director of the corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. For purposes of this Article NINE, "fiduciary duty as a director" shall include any fiduciary duty arising out of serving at the corporation's request as a director of another corporation, partnership, joint venture or other enterprise, and "personal liability to the corporation or its stockholders" shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

           (c) Neither any amendment nor repeal of this Article NINE, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINE, shall eliminate or reduce the effect of this Article NINE in respect of any matter occurring, or any cause of action, suit or claim that, but for this repeal or adoption of an inconsistent provision.

     Seven.  Advance notice of new business and stockholder nominations for the
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election of directors shall be given in the manner and to the extent provided in the Bylaws of the corporation.

     Eight.  Whenever a compromise or arrangement is proposed between this
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corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of


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Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangements and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     Nine.  The corporation reserves the right to amend, alter, change or repeal
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any provisions contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


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           IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by Joseph A. Mollica, its Chief Executive Officer, and attested by Lewis
J. Shuster, its Assistant Secretary, this 8th day of December 1995.


                                            PHARMACOPEIA, INC.


                                            By:
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                                            Joseph A. Mollica
                                            Chief Executive Officer

         ATTEST:


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         Lewis J. Shuster
         Assistant Secretary